                                                                  EXHIBIT (2)(b)


                              ARTICLES OF AMENDMENT

     FIRST: On April 21, 2005, the Board of Trustees of each of the closed-end funds listed in Exhibit A hereto (each a "Fund"), pursuant to the provisions of
Section 6.1 of the By-Laws of each Fund, authorized an amendment to each Fund's By-Laws to allow for certain telephone and electronic voting of proxies.

     SECOND: Pursuant to the provisions of Section 6.1 of the By-Laws, the following amendments to the By-Laws have been duly adopted and approved by a majority of the Trustees of the Fund.

     Section 1.2 of each Fund's By-Laws is hereby amended to add the following sentence at the end of such Section 1.2:

The placing of a shareholder's name on a proxy pursuant to telephone or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.